Exhibit 99.3

Michael Ward’s Conference Call Remarks

Released:  April 16, 2008
Here are the remarks Michael Ward shared with investors in this morning’s conference call.

Good morning everyone.

Once again, CSX has delivered superior value to shareholders by staying focused on our railroad and our customers.

Today we reported first quarter earnings of 85 cents per share – a record first quarter for our company.  On a comparable basis, we produced EPS of 80 cents, up 60 percent from the prior year.

First quarter revenues and operating income were also at record levels… we achieved a 370 basis point improvement in our operating ratio to 77 percent on a comparable basis.

We achieve these results quarter after quarter through strong operations.  Tony and his team continue to drive excellent safety and service results, allowing Clarence and his team to market our services to the true value we are delivering for our customers.

Also in the quarter, we announced actions that reflect our strong confidence in the ability of CSX to sustain its momentum in what remains a vibrant marketplace for rail transportation.

First, we issued 2008 guidance that was well above Wall Street consensus.  As Oscar will discuss later, we are now targeting the upper end of that guidance.  Also in the first quarter, we substantially raised our long-term targets for operating income, EPS, operating ratio and free cash flow through 2010.

In addition, the Board announced a 20 percent increase in the dividend – representing a near tripling of the quarterly dividend over the past two years – and authorized a $2.4 billion increase in our share repurchase program, creating what is now a $3 billion program to be completed by the end of 2009.

Staying true to our belief in a balanced approach to deploying capital and our commitment to the future of this great company, we also reiterated our plans to invest $5 billion in our network between now and 2010.

The leaders here with me today are proud of what our team is accomplishing and have a passion for the long-term vision of CSX.

You may be interested in the upcoming proxy season leading toward our annual meeting.

Let me assure you that this company and its employees continue to be focused on delivering superior results for you -- our shareholders.  This quarter's performance is yet another indication of that continuing commitment.

We have a strong record of success over the past three years.  And having raised the bar on 2008 and longer-term, we are clearly demonstrating that we have the right people, the right strategy and the passion for excellence to reach those goals.

As you know, over the last year a dissident group has put forward a number of suggestions.  The Board, which is always open to constructive ideas that could create value, studied each of the dissident’s suggestions and responded thoughtfully in a letter last November.  As that letter detailed, we believe that the dissident views were ill timed and damaging to the value and momentum of the company.

Now, the group is proposing a slate of directors to the CSX Board.  As you would expect, we tried to avoid the time and expense of a proxy contest.  We spoke with the dissidents on numerous occasions in an attempt to find common ground, and based on these conversations we concluded that they are not simply interested in having a representative voice, but instead are seeking to achieve effective control of the CSX Board of Directors.

Over the next few months, we will be speaking with many of you regarding CSX's top-tier performance and strong corporate governance as well as the excellent quarter-after-quarter improvements that we continue to make in core operations.

On a one, three and five year basis, the value of your shares has increased at a higher rate than any other major North American railroad and approximately 90 percent of the S&P 500.  In the past three years alone, your share price has nearly tripled.

We’re driving that value through industry-leading improvements in our operations, marketing our services to the value those improvements create for our customers, and leveraging the secular strength of our industry.

Our business strategy is built around the outstanding environment for freight railroads -- both now and well into the future.  And, we are leveraging that environment in three ways:
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First, we strive for strong quarter-after-quarter improvements in operations.  Our company creates value by meeting America’s growing freight transportation needs.  We focus on that every day, and I can assure you that this team shows no signs of letting up.

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Second, we deploy capital to create value in the short-and long-term.  Dividends, share repurchases and network investments are all in the mix, and the key is balance. Our commitment to that principle is well known and well executed.

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Third, the Board and the management team continually challenge our strategy and execution plan to ensure that it remains vibrant against the competitive landscape.  Our ability to weather today’s economic conditions is evidence of that.

From a shareholder perspective, I think the best test of our strategy is this… Is it working?  By almost every key measure, the answer is a resounding yes.  And the results we are driving are motivating our team to achieve much more.

When we talk about strategy today, it’s not just about getting better and better – even though that’s clearly happening.  It’s ultimately about building the premier transportation company in North America.

And, each quarter of great performance puts us closer to the goal.

We’re grateful to have investors who share our enthusiasm for the future, and who are being rewarded handsomely for their confidence.

GAAP Reconciliation1

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the SEC may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided operating income and earnings per share adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-Looking Disclosure

This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions.

Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at http://investors.csx.com.

Proxy Disclosure

On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.